Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 19, 2018 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.059614 per unit, payable on February 14, 2018, to unit holders of record on January 31, 2018.

This month’s distribution increased from the previous month due to an increase in oil and gas pricing, and was offset by the number of days of production for the month of November. The Texas Royalty Properties had a slight decrease in oil and gas production offset by an increase in the pricing of both oil and gas production.

Capital expenditures on the Waddell Ranch are lower this month than previous months, with it being mostly facility projects for the remainder of the year.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 55,470 barrels of oil and 313,618 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 24,872 barrels of oil and 141,604 Mcf of gas. The average price for oil was $53.55 per bbl and for gas was $3.80 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,163,678. Deducted from these would be the Lease Operating Expense (LOE) of $1,357,615, taxes of $269,512, and Capital Expenditures (CAPEX) of $146,820 totaling $1,773,947 resulting in a Net Profit of $2,389,731 for the month of December. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,792,298 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	55,470	313,618	24,872	141,604*	$53.55	$3.80**
Texas Royalties	22,661	23,957	21,528	22,759*	$52.05	$7.87**

Prior Month
Waddell Ranch	57,410	330,294	21,777	127,175*	$47.88	$3.12**
Texas Royalties	22,646	27,750	21,514	26,363*	$47.93	$5.83**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,661 barrels of oil and 23,957 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 21,528 barrels of oil and 22,759 Mcf of gas. The average price for oil was $52.05 per bbl and for gas was $7.87 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,368,039. Deducted from these would be taxes of $175,752 resulting in a Net Profit of $1,192,287 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,132,672 to this month’s distribution.

General and Administrative Expenses deducted for the month were $148,333 resulting in a distribution of $2,778,544 to 46,608,796 units outstanding, or $0.059614 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2017 tax information packets are expected to begin mailing directly to unitholders in early March 2018. A copy of Permian’s 2017 tax information booklet is expected to be posted on Permian’s website by March 1, 2018. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2017 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

*    *    *

Contact:    Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839